Michael Best & Friedrich LLP
Attorneys at Law
100 East Wisconsin Avenue
Suite 3300
Milwaukee, WI 53202-4108
Phone 414.271.6560
Fax 414.277.0656

July 29, 2011

VIA HAND DELIVERY

Nicholas Fund, Inc.
700 North Water Street
Suite 1010
Milwaukee, Wisconsin 53202

Gentlemen:

We have acted as counsel to Nicholas Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Corporation”), in connection with the preparation and filing of a registration statement on Form N-1A and amendments thereto (the “Registration Statement”), relating to the registration of shares of common stock of the Corporation (“Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended.

As counsel for the Corporation, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statement. In addition, we have examined and are familiar with the Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”), the Amended and Restated Bylaws of the Corporation (the “Bylaws”), and such other documents as we have deemed relevant to the matters referred to in this opinion.

We have also assumed the following for purposes of this opinion:

1. The Corporation is duly organized and validly existing under Maryland law.

2. The Shares have been, or will be, issued in accordance with the Corporation’s Articles of Incorporation and Bylaws.

3. The Shares have been, or will be, issued against consideration therefor as described in the Corporation’s prospectus relating thereto, and such consideration was, or will have been, in each case at least equal to the applicable net asset value and the applicable par value.

4. The number of outstanding Shares has not and will not exceed the number of Shares authorized.

Based upon the foregoing, we are of the opinion that:

Nicholas Fund, Inc.
July 29, 2011

A. The Corporation is authorized to issue up to two hundred million (200,000,000) Shares, including those shares currently issued and outstanding.

B. The Shares to be offered for sale pursuant to the Registration Statement, upon issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable Shares of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 61 to the Registration Statement, and to the use of our name in the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Act.

Sincerely,

MICHAEL BEST & FRIEDRICH LLP

/s/ Michael Best & Friedrich LLP